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                          COMPACT DISCS INTERNATIONAL, LTD.

                                        d/b/a

                                     CD WAREHOUSE

                                DEVELOPMENT AGREEMENT

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                                  TABLE OF CONTENTS


SECTION                                                                     PAGE
-------                                                                     ----

1.   Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .   1
2.   Development Rights and Obligations. . . . . . . . . . . . . . . . . . .   3
3.   Grant of Franchises to Developer. . . . . . . . . . . . . . . . . . . .   4
4.   Initial Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
5.   Confidential Information. . . . . . . . . . . . . . . . . . . . . . . .   6
6.   Covenants of Non-Competition. . . . . . . . . . . . . . . . . . . . . .   8
7.   Proprietary Marks . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
8.   Obligations of Developer. . . . . . . . . . . . . . . . . . . . . . . .  11
9.   Transfer of Interest. . . . . . . . . . . . . . . . . . . . . . . . . .  12
10.  Termination of Agreement. . . . . . . . . . . . . . . . . . . . . . . .  17
11.  Obligations Upon Termination and Expiration . . . . . . . . . . . . . .  19
12.  Independent Contractor and Indemnification. . . . . . . . . . . . . . .  21
13.  Representations and Warranties of Corporate and Partnership Developers.  23
14.  Entire Agreement, Modifications . . . . . . . . . . . . . . . . . . . .  24
15.  Waiver of Obligations . . . . . . . . . . . . . . . . . . . . . . . . .  24
16.  Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
17.  Rights and Remedies are Cumulative. . . . . . . . . . . . . . . . . . .  25
18.  Injunctive Relief . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
19.  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
20.  Payment of Obligations Owed to Franchisor, Costs and Attorneys Fees . .  27


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21.  Governing Law and Consent to Jurisdiction . . . . . . . . . . . . . . .  27
22.  Notices and Payments. . . . . . . . . . . . . . . . . . . . . . . . . .  27
23.  Severability and Construction . . . . . . . . . . . . . . . . . . . . .  28
24.  Acknowledgments . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

GUARANTY

Exhibit A - Development Areas

Exhibit B - Franchise Fee Schedule

Exhibit C - Statement of Ownership Interests

Exhibit D - Lease Addendum

Exhibit E - Franchise Agreement





















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                                    C.D. WAREHOUSE
                                DEVELOPMENT AGREEMENT

     THIS AGREEMENT is made and entered into by and between Compact Discs International, Ltd., a Texas limited partnership ("Franchisor"), and _______________________, ("Developer").

                                 W I T N E S S E T H:
                                 -------------------

     WHEREAS, Franchisor, as the result of the expenditures of time, skill, effort and money, has developed a system for the operation of businesses which specialize in the sale of new and used compact discs;

     WHEREAS, the distinguishing characteristics of the System include, without limitation, distinctive exterior and interior design, exterior and interior signage, color scheme and fixtures; uniform standards, know-how and procedures for the acquisition and sale of new and used compact discs; inventory, management and financial control methods; and training and assistance, all of which may be changed, improved and further developed by Franchisor from time to time;

     WHEREAS, Franchisor identifies the System by means of certain trade names, service marks, trademark and logos, including, without limitation, the mark "C.D. Warehouse" and such other trade names and trademark as Franchisor may develop in the future for the purpose of identifying for the public the source of services and products marketed under such marks and the System and representing the System's high standards of quality, appearance and service (collectively, "Proprietary Marks"); and

     WHEREAS, Developer desires to use the System to develop and operate one or more Stores, at the locations specified herein, upon the terms and subject to the conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and of the mutual undertakings, obligations and commitments contained herein, it is agreed between the parties as follows:

1.   CERTAIN DEFINITIONS

     For purposes of this Agreement, the terms listed below have the meanings that follow them. Other terms used in this Agreement are defined and construed in the context in which they occur.

     AFFILIATE. Any person, entity or company that directly or indirectly owns or controls Franchisor, that is directly or indirectly owned or controlled by Franchisor, or that is under common control with Franchisor.
As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract, or otherwise.

     AUTHORIZED ENTITY. An entity controlled by Developer which meets Franchisor's then current standards and requirements for franchise owners, including without limitation financial requirements and limits on the total number of holders of equity interests and requirements for owners of non-controlling ownership interest. For the purposes of this definition, an entity shall be deemed to be controlled by Developer if and only during such times as: (i) Developer owns a minimum of fifty percent (50%) of all classes of equity interests in such entity (including without limitation both general and limited partnership interests and common and preferred stock); (ii) if the entity is a corporation, Developer has at least the percentage of voting power required under applicable law to authorize a transfer of substantially all of the assets of a corporation; (iii) if the entity is a limited partnership, Developer is the sole general partner of the limited partnership; (iv) if the entity us a general partnership, Developer is the managing general partner of the general partnership; and (v) Developer establishes to the satisfaction of Franchisor that Developer has, and during the term of the Franchise Agreement of the Stores to be owned and operated by such entity, will have the right and power to control the operation of such Stores and the sale or other disposition of such Stores.

     DEVELOPMENT AREA. The geographic area described in Exhibit A to this Agreement.

     DEVELOPMENT PERIOD. Each period of time defined as a Development Period in Exhibit A to this Agreement.

     DEVELOPMENT QUOTA. The number of Stores indicated in Exhibit A hereto that Developer is obligated to Develop within a Development Area.

     DEVELOPMENT SCHEDULE. The schedule Developer is obligated to meet for the development of Stores within a Development Area, until Developer has satisfied its Development Quota within such Development Area.

     FRANCHISE AGREEMENT. The then current form of franchise agreement (including any attachments, exhibits, riders, collateral assignments of lease or sublease, guarantees and any other agreements used in connection therewith) used by Franchisor in the offering and granting of a franchise for the ownership and operation of a Store pursuant to Franchisor's standard form of development agreement. A copy of such franchise agreement is attached hereto as Exhibit E.

     OWNERS. All persons or entities holding ownership interests in Developer. As used herein, this term also includes any person who has direct or indirect community property rights in Developer or this Agreement and any person or entity which has any legal or equitable interest in the revenue, profits, rights or assets thereof.

     PRINCIPAL OWNERS. Each Owner having an equity ownership interest in Developer of five percent (5%) or more (regardless of whether such Owner is entitled to vote thereon), and any other Owner designated as a Principal Owner in Exhibit C of this Agreement.

     STORES. Retail businesses known as "C.D. Warehouse" stores which specialize in the sale of new and used compact discs.


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2.   DEVELOPMENT RIGHTS AND OBLIGATIONS

     A.   TERM OF AGREEMENT

     Subject to the provisions contained herein, this Agreement shall be for a term commencing on the date hereof and expiring on the earlier of (1) the last day of the last Development Period set forth in Exhibit A to this Agreement, or (2) the first date on which the number of Stores open and operating in the Development Areas is equal to the Development Quota (defined below) for the last Development Period.

     B.   RIGHTS DURING TERM

     Provided that Developer is in full compliance with all of the terms and conditions of this Agreement, including the development obligations contained in Section 2.D, and Developer and any Authorized Entities are in full compliance with all of their obligations under all Franchise Agreements executed pursuant hereto, then during the term of this Agreement Franchisor hereby grants to Developer the right to develop Stores in the Development Areas and use the Proprietary Marks in connection therewith and agrees it:
(1) will grant to Developer (or an Authorized Entity), in accordance with the provisions of Section 3 hereof, a franchise for the operation of each Store in each of the Development Areas; and (2) will not (directly or through its Affiliates) operate or grant franchises for the operation of Stores to be located within the Development Areas (except such franchises as are granted to Developer or an Authorized Entity pursuant to this Agreement). Notwithstanding the above, upon the expiration of this Agreement in accordance with Section 2.A, or the termination of this Agreement in accordance with Section 10, Developer's exclusive rights with respect to that Development Area will terminate and Franchisor may grant other development rights and franchises to develop and operate Stores within that Development Area.

     C.   RIGHTS RETAINED BY FRANCHISOR

     Except as expressly limited by Section 2.B above, Franchisor (on behalf of itself and any Affiliates) retains all rights with respect to the System and the Proprietary Marks, and the right to operate, franchise or license others to develop, market, distribute and sell any other products or services under the Proprietary Marks or a different trade name, trademark or service mark, including, without limitation: (a) the right to operate or grant others the right to operate Stores at such locations and on such terms and conditions as the Franchisor, in its sole discretion, deems appropriate and
(b) the right to develop, market, distribute and sell any other product or service or own or operate any other business under the Proprietary Marks or any other trademark which would not directly compete with Developer's or an Authorized Entity's Stores.

     D.   DEVELOPMENT OBLIGATIONS

     (1) Developer agrees that, during the term of this Agreement and any extensions thereof, he will at all times, faithfully, honestly, and diligently perform his obligations hereunder and will continuously exert his best efforts to promote and enhance the development of C.D.


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Warehouse Stores within the Development Areas.  Without limiting the foregoing obligation, Developer agrees to meet its Development Quota for each Development Area by the end of the Development Period for such Development Area. Developer further agrees to develop and open Stores within each Development Area according to the Development Schedule for such Development Area.

     (2) Developer may develop Stores within a Development Area in excess of the Development Quota for such Development Area only with the written approval of Franchisor, which approval shall be within the sole discretion of Franchisor.

3.   GRANT OF FRANCHISES TO DEVELOPER

     Subject to the provisions of Section 2 hereof, Franchisor agrees to offer to Developer or an Authorized Entity a franchise for the ownership and operation of each Store within each Development Area, on the following terms and conditions:

          (a) Developer assumes all cost, liability, expense, and responsibility for locating, obtaining, and developing a site for any Store to be established under this Agreement.

          (b) Within thirty (30) days after the commencement of each Development Period or any extended time period approved by Franchisor in writing, Developer shall locate three (3) potential sites for a Store within the Development Area which Developer believes to conform to certain minimum site selection criteria established by Franchisor from time to time. Developer shall submit a site report to Franchisor in the form specified by Franchisor containing a description of the three sites, together with such other information and materials as Franchisor may reasonably require. Franchisor shall review Developer's proposed sites based upon such matters as it deems material, including, without limitation, demographic characteristics of the proposed site, traffic patterns, visibility, accessibility, the predominant character of the neighborhood, competition from other businesses selling used compact discs in the area, the proximity to other businesses (including other Stores, the exclusivity granted to other Developers of Franchisor, the nature of other businesses in proximity to the site, and other commercial characteristics (including the rental obligations and other lease terms for the proposed site) and the size of the premises, appearance, and other physical characteristics. Franchisor may withhold acceptance of a site for any BONA FIDE reason that Franchisor, in the exercise of its reasonable business judgment, deems necessary. DEVELOPER HEREBY ACKNOWLEDGES AND AGREES THAT FRANCHISOR'S ACCEPTANCE OF A SITE DOES NOT CONSTITUTE AN ASSURANCE, REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO THE SUITABILITY OF THE SITE FOR A STORE OR FOR ANY OTHER PURPOSE. FRANCHISOR'S ACCEPTANCE OF THE SITE INDICATES ONLY THAT FRANCHISOR BELIEVES THAT THE SITE FALLS WITHIN THE ACCEPTABLE MINIMUM CRITERIA ESTABLISHED BY FRANCHISOR AS OF THE TIME OF THE EVALUATION. BOTH DEVELOPER AND FRANCHISOR ACKNOWLEDGE THAT APPLICATION OF CRITERIA THAT HAVE BEEN EFFECTIVE WITH RESPECT TO OTHER SITES AND PREMISES MAY NOT BE PREDICTIVE OF POTENTIAL FOR ALL SITES AND THAT, SUBSEQUENT TO FRANCHISOR'S ACCEPTANCE OF A SITE, DEMOGRAPHIC AND/OR ECONOMIC


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     FACTORS INCLUDED IN OR EXCLUDED FROM FRANCHISOR'S CRITERIA COULD
     CHANGE, THEREBY ALTERING THE POTENTIAL OF A SITE. SUCH FACTORS ARE UNPREDICTABLE AND ARE BEYOND FRANCHISOR'S CONTROL AND FRANCHISOR SHALL
     NOT BE RESPONSIBLE FOR THE FAILURE OF A SITE ACCEPTED BY FRANCHISOR TO MEET EXPECTATIONS AS TO REVENUE OR OPERATIONAL CRITERIA. DEVELOPER FURTHER ACKNOWLEDGES AND AGREES THAT ACCEPTANCE OF A FRANCHISE FOR THE OPERATION OF A STORE AT THE SITE IS BASED ON HIS OWN INDEPENDENT INVESTIGATION OF THE SUITABILITY OF THE SITE.

          If the Development Quota for a Development Area exceeds one Store, Developer shall locate potential sites and submit site reports, in accordance with the procedures of this Section 3, for each additional Store. Site reports for subsequent Stores shall be submitted at the interval specified in the Development Schedule for the Development Area, commencing thirty (30) days after the beginning of the Development Period for such Development Area. (E.g. If the Development Schedule for a Development Area is one Store every sixty days, then site reports for each subsequent Store in the Development Area must be submitted every sixty days following the submission of the first site reports.)

          (b) A representative of Franchisor shall travel to Developer's proposed sites for an initial on-site evaluation of the sites for each Store. Franchisor agrees to exert its best efforts to conduct such initial on-site evaluation within ten (10) business days of Franchisor's receipt of a complete site report on the proposed sites for a Store. All costs incurred by Franchisor for such initial on-site evaluation of the proposed sites for a Store to be developed hereunder shall be paid by Franchisor; provided, if Developer must relocate a Store for any reason, all such costs incurred by Franchisor for site selection activities associated with such relocation shall be paid by Developer. Developer shall also pay all costs incurred for any additional site evaluations for a Store, if deemed necessary by Franchisor or requested by Developer.

          (c) Franchisor will accept or reject sites proposed by Developer for the operation of a Store (a site approved by Franchisor is hereinafter referred to as an "Accepted Site"). Franchisor agrees to exert its best efforts to deliver such notification to Developer within five (5) business days after (i) receipt by Franchisor of the complete site reports and other materials requested by Franchisor, containing all information reasonably required by Franchisor and (ii) the completion of Franchisor's on-site evaluation. Developer shall not make any binding commitment to a prospective vendor or lessor of real estate with respect to a site for a Store unless the site is accepted in accordance with the procedure herein set forth. If Developer or an Authorized Entity shall have failed to obtain lawful possession of an Accepted Site (through acquisition or lease) within thirty (30) days after delivery of Franchisor's approval thereof, Franchisor may, in its sole discretion, withdraw acceptance of such site by written notice to Developer.

          (d) If Developer is to occupy the premises of a Store under a lease, Developer shall submit to Franchisor the lease prior to its execution for Franchisor's acceptance and shall furnish to Franchisor a copy of the executed lease within ten (10) days after execution thereof. Any lease for a Store premises shall contain substantially the terms and provisions


                                       5
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     set forth in Exhibit D of this Agreement, except as Franchisor may otherwise consent to in writing. If Developer is to purchase the premises for a Store, Developer shall submit the contract of sale to Franchisor for approval prior to its execution and shall furnish to Franchisor a copy of the executed contract of sale within ten (10) days after execution thereof.

          (e) Provided Developer or an Authorized Entity shall have obtained lawful possession of an Accepted Site through purchase or lease in accordance with the terms of this Section 3, Franchisor shall offer to Developer or such Authorized Entity a franchise to operate a Store at such Accepted Site by delivering to Developer a Franchise Agreement for execution by Developer or such Authorized Entity, providing for a franchise fee, software license fee and royalty fee in accordance with Section 3(f) below. Such Franchise Agreement shall be executed by Developer or such Authorized Entity (and its partners or shareholders, as required by the terms thereof) and returned to Franchisor within ten (10) business days of Franchisor's delivery thereof, with payment of the franchise fee and any other fees required to be paid upon execution thereof. If Developer or an Authorized Entity fails to execute such Franchise Agreement and tender payment of the fees, as above provided, Franchisor may, at its sole discretion, terminate its offer to grant to Developer or such Authorized Entity a franchise to operate a Store at such Accepted Site and withdraw its approval of such site.

          (f) For each Store required to be developed by Developer hereunder: (i) the franchise fee payable shall be $6,000.00, (ii) the software license fee shall be $1,200.00, and (iii) the royalty fee shall be five percent (5%) of the gross sales (as defined in the Franchise Agreement) of such Store. These terms shall also apply to any additional Stores opened in a Development Area pursuant to Section 2.D(2).

4.   INITIAL PAYMENTS

     Concurrently with the execution of this Agreement, Developer shall pay to Franchisor the sum set forth in Exhibit B hereof as a nonrefundable deposit to be applied, in the manner set forth in Exhibit B, to initial franchise fees payable by Developer or Authorized Entities under Franchise Agreements entered pursuant to this Agreement.

5.   CONFIDENTIAL INFORMATION

     A. Franchisor possesses and will further develop and acquire certain confidential and proprietary information and trade secrets relating to the System, consisting of the following categories of information, methods, techniques, procedures, and knowledge developed or to be developed by Franchisor, its Affiliates, or its franchise owners and developers (the "Confidential Information"): (i) methods, techniques, specifications, standards, policies, procedures, information, concepts, systems, and knowledge of and experience in the development, operation, and franchising of Stores; (ii) marketing programs for Stores; (iii) knowledge concerning the proprietary computer software programs developed for use in the operation of Stores, including any modifications and enhancements thereto, all related documentation, the tangible media upon which such programs are


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recorded, the data base file structure thereof, and the bar code format used in connection with the proprietary software; (iv) knowledge of specifications for and suppliers of certain materials, equipment, furniture and fixtures used in Stores; (v) knowledge of operating results and financial performance of Stores.

     B. Franchisor will disclose such parts of the Confidential Information to Developer as are required for the development of Stores hereunder during training, in the Manuals (as defined in Section 8.B), and such other manuals for the operation and development of a Store as are given to Developer pursuant to this Agreement or a Franchise Agreement. Developer may learn additional Confidential Information during the term hereof. Developer acknowledges and agrees that Developer will not acquire any interest in the Confidential Information, other than the right to use it in the development and operation of Stores pursuant to this Agreement, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition with Franchisor and with other Store developers and franchise owners. Developer agrees to disclose the Confidential Information to Owners and to its employees only to the extent reasonably necessary for the development of Stores hereunder.

     C. Developer and its Owners acknowledge and agree that the Confidential Information is a valuable asset of Franchisor, is proprietary, includes trade secrets of Franchisor and is disclosed to Developer solely on condition that Developer and its Owners agree, and Developer and its Owners do hereby agree, that they: (1) shall not, during the term of this Agreement or any time thereafter, communicate, divulge, or use for the benefit of any other person, partnership, association, corporation or other entity any Confidential Information which may be communicated or provided to Developer or of which they may be apprised by virtue of Developer's or an Authorized Entity's operation of Stores under the terms of this Agreement; (2) will not use the Confidential Information in any other business or capacity; (3) will not, at any time, copy, duplicate, record or otherwise reproduce any Confidential Information, in whole or in part, or otherwise make the same available to any unauthorized person, without the prior written consent of Franchisor; and (4) will adopt and implement all reasonable procedures prescribed from time to time by Franchisor to prevent unauthorized use or disclosure of the Confidential Information.

     D. Developer agrees to fully and promptly disclose to Franchisor and provide Franchisor with all necessary information concerning any new concepts, processes, techniques or improvements relating to the development, operation or promotion of a business offering the goods and services offered by Stores developed by Developer or an Authorized Entity or any employee of Developer or an Authorized Entity during the term of this Agreement. Developer acknowledges that any such concept, process, technique or improvement shall become the property of Franchisor, without compensation, and Franchisor shall have the perpetual right to utilize or disclose such information to its developers, franchisees and other parties as it deems appropriate.

     E. Developer and each of the Principal Owners acknowledge that any failure to comply with the requirements of this Section 5 shall constitute a material event of default under this Agreement; that such failure will cause Franchisor irreparable injury and that money damages will not adequately compensate Franchisor; and that Franchisor may obtain specific performance of, or an injunction against a violation of, the requirements of this Section 5 without the necessity of


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posting bond.  Developer and each of the Principal Owners agree to pay all court costs and reasonable attorneys' fees incurred by Franchisor in enforcing its rights under this Section 5.

6.   COVENANTS OF NON-COMPETITION

     A. Developer and the Principal Owners specifically acknowledge that, pursuant to this Agreement, Developer and the Principal Owners will receive valuable specialized training, trade secrets, and confidential information, including, without limitation, information regarding the management, operational and marketing methods and techniques of Franchisor and the System which are beyond the present skills and experience of Developer and the Principal and Developer's managers and employees. Developer and Principal Owners acknowledge that such specialized training, trade secrets, and confidential information provide a competitive advantage and will be valuable to them in the development and operation of Stores, and that gaining access to such specialized training, trade secrets, and confidential information is, therefore, a primary reason why they are entering into this Agreement.

     B. In consideration for such specialized training, trade secrets, confidential information and exclusive rights described in Section 6.A above, Developer and the Principal Owners covenant as follows: With respect to Developer, during the term of this Agreement, or with respect to each of Principal Owners, during the term of this Agreement for so long as such individual or entity satisfies the definition of "Principal Owner" and for a continuous uninterrupted period commencing upon the expiration or termination of this Agreement or with respect to each of Principal Owners, for a continuous uninterrupted period commencing upon the earlier of: (i) the expiration or termination of this Agreement or (ii) the time such individual or entity ceases to satisfy the definition of "Principal Owner" and for two
(2) years thereafter, except as otherwise approved in writing by Franchisor, neither Developer nor any Principal Owners shall, either directly or indirectly, for themselves, or through, on behalf of, or in conjunction with any person, persons, partnership, or corporation:

          (1) Divert or attempt to divert any business or customer of the Store to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Franchisor's Proprietary Marks and the System;

          (2) Employ or seek to employ any person who is at that time employed by Franchisor or by any other franchisee of Franchisor, or otherwise directly or indirectly induce such person to leave his or her employment;

          (3) Own, maintain, operate, engage in, or have any direct or indirect interest in any business in the United States which is the same as or similar to the Store including, but not limited to, any business which offers for sale or rental of new or used compact discs, laser discs, or video games (a "Competitive Business");

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          (4)  Own, maintain, operate, engage in, or have any direct or indirect interest in any business in the United States which is granting franchises or licenses to others to operate a Competitive Business; or

          (5) Perform services as a director, officer, manager, employee, consultant, representative, agent, or otherwise for any Competitive Business or any entity which is granting franchises or licenses to others to operate Competitive Businesses.

     C. It is the express intention of the parties to this Agreement to comply with all laws applicable to the covenants contained in this Agreement. If any of the covenants contained in this Section 6 are found to exceed in duration, geographic area, or scope of business activity prohibited those permitted by applicable law, it is expressly agreed that such restrictive covenant may be reformed or modified by the final judgment of a court of competent jurisdiction or other lawful constituted authority to reflect a lawful and enforceable duration or scope, and such covenant automatically shall be deemed to be amended and modified so as to comply with the judgment or order of such court or authority. If any one or more of the provisions contained in this Section 6 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

     D. Developer and Principal Owners understand and acknowledge that Franchisor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Section 6.B in this Agreement, or any portion thereof, without their consent, effective immediately upon notice to Developer; and Developer and the Principal Owners agree that they shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section 14 hereof.

     E. Developer and the Principal Owners expressly agree that the existence of any claims they may have against Franchisor, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Franchisor of the covenants in this Section 6.

     F. Developer and the Principal Owners understand and agree that the restrictions contained in Section 6.B are reasonable and necessarily protect the legitimate interests of Franchisor.

     G. Nothing contained in this Agreement shall prevent Developer or Principal Owners from owning less than a one percent (1%) interest in any publicly traded equity or stock listed on a recognized national stock exchange or NASDAQ.

     H. The restrictions of this Section shall not be construed to prohibit Developer or any Principal Owner of Developer from having a direct or indirect interest in any Store, or any development agreement or franchise agreement for the development or operation of any Stores, or any entity owning, controlling or operating a Store, or from providing services to any Store.

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     I.   Developer and each of the Principal Owners acknowledge that any failure to comply with the requirements of this Section 6 shall constitute a material event of default under this Agreement; that such failure will cause Franchisor irreparable injury and that money damages will not adequately compensate Franchisor; and that Franchisor may seek specific performance of, or an injunction against a violation of, the requirements of this Section 6 without the necessity of posting bond. Franchisee and each of the Principal Owners agree to pay all court costs and reasonable attorneys' fees incurred by Franchisor in enforcing its rights under this Section 6.

7.   PROPRIETARY MARKS

     A.   GOODWILL AND OWNERSHIP OF PROPRIETARY MARKS

          Developer acknowledges that Developer's right to use the Proprietary Marks is derived solely from this Agreement and is limited to the development of Stores by Developer pursuant to and in compliance with this Agreement and all applicable standards, specifications, and operating procedures prescribed by Franchisor from time to time during the term hereof. Any unauthorized use of the Proprietary Marks by Developer shall constitute a breach of this Agreement and an infringement of the rights of Franchisor in and to the Proprietary Marks. Developer acknowledges and agrees that all usage of the Proprietary Marks by Developer and any goodwill established thereby shall inure to the exclusive benefit of Franchisor and that this Agreement does not confer any goodwill or other interests in the Proprietary Marks upon Developer (other than the right to develop Stores in compliance with this Agreement). All provisions of this Agreement applicable to the Proprietary Marks shall apply to any other trademarks, service marks and commercial symbols hereafter authorized for use by and licensed to Developer by Franchisor.

     B.   LIMITATIONS ON DEVELOPER'S USE OF PROPRIETARY MARKS

     With respect to Franchisee's licensed use of the Proprietary Marks pursuant to this Agreement, Developer agrees that:

          (1) Developer shall use only the Proprietary Marks designated by Franchisor and shall use them only in the manner authorized and permitted by Franchisor. Developer shall use the Proprietary Marks only for the operation of Stores or in advertising for Stores;

          (2) Developer shall not use the name "C.D. Warehouse" or any other Proprietary Mark in the corporate or other legal name of any corporation or other entity formed by or affiliated with Developer, or with any prefix, suffix, or other modifying words, terms, designs, or symbols, or in any modified form;

          (3) Developer shall not use the Proprietary Marks in connection with the performance or sale of any unauthorized services or products or in any manner not expressly authorized in writing by Franchisor;

          (4) Developer shall not use the Proprietary Marks to incur any obligation or indebtedness on behalf of Franchisor or any of its Affiliates; and

          (5) Developer shall comply with Franchisor's instructions in filing and maintaining the requisite trade name or fictitious name registrations, and shall execute any documents deemed necessary by Franchisor or its counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability, and upon request of Franchisor, Developer shall provide it with a copy of such document(s).

     C.   NOTIFICATION OF INFRINGEMENTS AND CLAIMS

     Developer shall immediately notify Franchisor of any infringement of the Proprietary Marks or challenge to its use of any of the Proprietary Marks or claim by any person of any rights in any of the Proprietary Marks. Developer and the Owners agree that Developer will not communicate with any person other than Franchisor and Franchisor's counsel in connection with any such infringement, challenge, or claim. Franchisor shall have sole discretion to take such action as it deems appropriate and the right to exclusively control and conduct any litigation, or Patent and Trademark Office or other proceeding arising out of any infringement, challenge, or claim relating to any of the Proprietary Marks. Developer agrees to execute any and all instruments and documents, render such assistance, and perform such acts as may, in the opinion of Franchisor's counsel, be necessary or advisable to protect and maintain Franchisor's interests in any such litigation or Patent and Trademark Office or other proceeding or to otherwise protect and maintain Franchisor's interest in the Proprietary Marks.

     D.   DISCONTINUANCE OF USE OF PROPRIETARY MARKS

     Franchisor reserves the right to substitute different Proprietary Marks for use in identifying the System and the businesses operating thereunder if the Proprietary Marks no longer can be used or such use is restricted, or if Franchisor, in its sole business judgment, determines that substitution of different marks will be beneficial to the System. Any costs incurred by Developer to comply with any change or modification of the Proprietary Marks shall be paid solely by Developer; provided that, for each Store requiring such change or modification, Franchisor shall reimburse Developer for reasonable expenses incurred which are directly related to such change or modification upon receipt of documentation satisfactory to Franchisor, such reimbursement to be limited to fifty percent (50%) of Developer's total expenses or $2,000.00, whichever is less.

8.   OBLIGATIONS OF DEVELOPER

     A.   RECORDS AND REPORTS

     (1) Developer agrees, at its expense, to maintain and preserve at its principal office, full, complete and accurate records and reports pertaining to the operation of Stores within the Development Areas and the performance by Developer of its obligations under this Agreement, including but not limited to records and information on the following: site reports, leases for Stores, supervisory reports on the operation of Stores, records reflecting the financial condition of Developer, and such other records and reports as may be prescribed by Franchisor from time to time.

     (2) Developer shall, upon the request of Franchisor, deliver to Franchisor in the form from time to time prescribed by Franchisor: (1) within ninety (90) days after the end of Developer's fiscal year, a fiscal year end balance sheet for Developer and an income statement for such fiscal year prepared in accordance with generally accepted accounting principals, consistently applied; and (2) upon request by Franchisor, such other data, reports, information and supporting records as Franchisor may from time to time prescribe. Developer shall immediately report to Franchisor any events or developments which may have a significant or material adverse impact on the operation of any Stores within the Development Areas, the performance of Developer under this Agreement, or the goodwill of any of the Stores. Each such report and financial statement submitted by Developer shall be verified as correct and signed by Developer in the manner prescribed by Franchisor.

     B.   OPERATIONS MANUALS

     Franchisor will loan to Developer for Developer's sole use during the term of this Agreement one (1) copy of the operating manuals, which may consist of one or more manuals or handbooks, including, but not limited to an operations manual, computer manual, store specifications manual, site selection manual, advertising manual, and other written manuals and guides as may be added or supplemented by Franchisor from time to time (collectively, the "Manuals"). The Manuals shall contain specifications, standards, policies and procedures prescribed from time to time by Franchisor for Store developers and franchise owners and information relative to other obligations of Developer hereunder and the operation of a Store. The Manuals may be modified from time to time to reflect changes in the System or specifications, standards, policies and procedures relating thereto. Developer shall keep its copy of the Manuals current by immediately inserting all modified pages furnished by Franchisor. In the event of a dispute about the contents of the Manuals, the master copies maintained by Franchisor at its principal office shall be controlling.
Developer may not at any time copy any part of the Manuals.

9.   TRANSFER OF INTEREST

     A.   TRANSFER BY FRANCHISOR

     Franchisor shall have the right to transfer or assign this Agreement and all or any part of its rights or obligations hereunder to any person or legal entity and all rights hereunder shall inure to the benefit of Franchisor and its successors and assigns.

     B.   TRANSFER BY FRANCHISEE

     (1) Developer acknowledges and agrees that the rights and duties set forth in this Agreement are personal to Developer and its Owners, and that Franchisor has granted the development rights hereunder in reliance on the business skill, financial capacity and personal character of Developer and its Owners. Accordingly neither this Agreement (or any interest herein), any part or all of the ownership of Developer, Stores developed pursuant to this Agreement (or any interest therein), nor any Franchise Agreement executed pursuant to this Agreement (or any interest therein), may be transferred without the prior written approval of Franchisor, and any such transfer without such approval shall constitute a breach hereof and a material event of default under Section 10.B(8) of this Agreement, and shall convey no rights to or interests in this Agreement, Developer, such Stores, or such Franchise Agreement.

     (2) As used in this Agreement, the term "transfer" shall mean and include the voluntary, involuntary, direct or indirect assignment, sale, gift or other transfer by Developer or a Principal Owner of Developer of any interest in: (1) this Agreement, (2) the ownership of Developer, (3) Stores developed pursuant to this Agreement, (4) the assets of any Store developed pursuant to this Agreement (other than in the ordinary course of business), or (5) any Franchise Agreement entered into pursuant to this Agreement. An assignment, sale, gift or other transfer shall include the following events:
(1) the transfer of ownership of capital stock or partnership interests, (2) merger or consolidation, or issuance of additional securities representing an ownership interest in Developer, (3) any sale of voting stock of Developer or any security convertible to voting stock of Developer, (4) transfer of interest in this Agreement, Developer, any franchise granted pursuant hereto, or a Store or any of its assets in a divorce, insolvency, corporate or partnership dissolution proceeding, or otherwise by operation of law, or (5) transfer of an interest in this Agreement, Developer, any franchise granted pursuant hereto, or the revenue, profits, rights or assets of a Store, in the event of the death of Developer or a Principal Owner by will, declaration of or transfer in trust, or under the laws of intestate succession.

     C.   CONDITIONS FOR APPROVAL OF TRANSFER

     If Developer and its Owners are in full compliance with this Agreement, Franchisor shall not unreasonably withhold its approval of a transfer that meets all of the applicable requirements of this Section 9.C.

     If the transfer is of this Agreement, or of a Principal Owner's interest, or a controlling interest in Developer, or is one of a series of transfers which in the aggregate constitute the transfer of a controlling interest in Developer, Franchisor may in its sole discretion require, as conditions of its approval, any or all of the following conditions to be met prior to, or concurrently with, the effective date of the transfer:

     (1) Developer must pay all amounts owed to Franchisor and its subsidiaries and affiliates which are then due and unpaid;

     (2) Developer or its Principal Owners shall not be in default under any provision of this Agreement, any amendment or supplement hereto or any other agreement between Developer or any of the Principal Owners and Franchisor or any of its Affiliates;

     (3) Developer, its Owners or its transferring Owner(s) must execute a general release, in a form prescribed by Franchisor, of any and all claims, of whatever kind or nature, against Franchisor, its Affiliates, successors and assigns and their respective officers, directors, shareholders, partners, employees, agents and representatives, including, without limitation, claims arising under this Agreement or any other agreement between Developer and Franchisor or its Affiliates and federal, state and local laws, regulations, rules or orders;

     (4) The transferee and its principals shall have demonstrated to Franchisor's satisfaction that transferee meets the then current criteria considered by Franchisor when reviewing a prospective developer of Stores, including Franchisor's educational, managerial and business standards, transferee's character, business reputation, credit rating and financial capability, and transferee's aptitude and ability to conduct the business contemplated hereunder (as may be evidenced by prior related business experience or otherwise);

     (5) The transferee shall have entered into a written agreement, in a form prescribed by Franchisor, assuming full, unconditional, joint and several liability for, and agreeing to perform from the date of the transfer, all obligations, covenants and agreements contained in this Agreement;

     (6) All Franchise Agreements between Franchisor and Developer or any Authorized Entity must be transferred, in form satisfactory to Franchisor, to the transferee of this Agreement (or the transferee of a controlling interest in Developer);

     (7) The transferee (or, if transferee is a corporation or a partnership, one of transferee's shareholders, partners or investors, as designated by Franchisor) and transferee's personnel must agree to complete Franchisor's training program to Franchisor's satisfaction;

     (8) If transferee is a corporation or a partnership, transferee shall make and will be bound by any or all of the representations, warranties, and covenants set forth in Section 13 as Franchisor requests. Transferee shall provide to Franchisor evidence satisfactory to Franchisor that the terms of
Section 13 have been satisfied and are true and correct on the date of transfer;

     (9) Transferee, at its expense, shall renovate and modernize the facilities and equipment used in the Stores to Franchisor's then-current standards for C.D. Warehouse Stores under the System, as Franchisor may require; and

     (10) Except in the case of a transfer to an entity formed solely for the convenience of ownership, Developer or its transferring Principal Owners or the transferee shall have paid a transfer fee of Two Thousand Dollars ($2,000.00) or such greater amount as is reasonably necessary to reimburse Franchisor for its expenses in connection with the approval of the transfer of this Agreement and any Franchise Agreements executed hereunder.

     Developer shall not grant a security interest in this Agreement or the rights hereunder without Franchisor's prior written consent, which consent shall not be unreasonably withheld. In connection therewith, the secured party shall be required by Franchisor to agree that in the event of any default by Developer under any documents related to the security interest, Franchisor shall have the right and option (but not the obligation) to be substituted as obligor to the secured party and to cure any default of Developer.

     Developer and its Principal Owners acknowledge and agree that each condition which must be met by the transferee is reasonable and necessary to assure such transferee's full performance of the obligations hereunder.

     D.   TRANSFER FOR CONVENIENCE OF OWNERSHIP

     In the event that the proposed transfer is to a business entity formed by Developer solely for the convenience of ownership, Franchisor's consent to such transfer shall be conditioned upon the requirements set forth in this
Section 9 except for the requirements of Sections 9.C(3), (4), (6), and (7); and provided that Developer shall pay a transfer fee of Five Hundred Dollars ($500.00), or such greater amount as is reasonably necessary to reimburse Franchisor for its expenses in connection with the approval of the transfer and shall deliver to Franchisor the documents described in Section 13.B with respect to such business entity. Developer shall be the owner of all the voting stock or equity interest of the entity and if Developer has more than one Owner, each Owner shall have the same proportionate ownership interest in the entity as he had in Developer prior to the transfer.

     E.   FRANCHISOR'S RIGHT OF FIRST REFUSAL

     (1) Any Principal Owner or any Owner holding a twenty-five percent (25%) or more interest in Developer, or this Agreement, or a controlling interest if less than twenty-five percent (25%), who desires to accept any BONA FIDE offer from a third party to purchase such interest shall promptly notify Franchisor in writing of each such offer and shall provide such information and documentation relating to the offer as Franchisor may require including, without limitation, the name and address of the prospective purchaser, the terms of the offer and a copy of any letter of intent or proposed purchase contract. Franchisor shall have the right and option, exercisable for thirty (30) days after receipt of such written notification, to send written notice to the seller that Franchisor intends to purchase the seller's interest on the same terms and conditions offered by the third party. In the event Franchisor elects to purchase the seller's interest, closing on such purchase must occur within sixty (60) days from the date of notice to the seller of the election to purchase by Franchisor or such later date as may be provided in the third party offer. Any material change in the terms of any offer prior to closing shall constitute a new offer subject to the same rights of first refusal by Franchisor as in the case of an initial offer. Failure of Franchisor to exercise the option afforded by this Section 9.E shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this
Section 9, with respect to a proposed transfer.

     (2) In the event an offer from a third party provides for payment of consideration other than cash or involves certain intangible benefits, Franchisor may elect to purchase the interest proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within a reasonable time on the reasonable equivalent in cash of the non-cash part of the offer, an independent appraiser, qualified by training and experience to appraise such non-cash consideration, shall be designated by Franchisor and Developer to determine such amount, and his determination shall be binding on the parties. If the parties cannot agree on an independent appraiser in a reasonable time, an independent appraiser shall be designated by each party and the two (2) independent appraisers so designated shall select a third independent appraiser. the determination of a reasonable equivalent in cash by a majority of the appraisers so chosen shall be binding. Franchisor and Franchisee shall each bear an equal share of the costs of the appraisal.

     F.   TRANSFER UPON DEATH OR PERMANENT DISABILITY

     (1) Upon the death of Developer (if Developer is an individual) or, if Developer is a corporation or partnership, upon the death of a Principal Owner of Developer (the "Deceased"), the executor, administrator or other personal representative of the Deceased will have six (6) months from the date of death to transfer such interest to a third party approved by Franchisor. If Developer is a corporation or other entity and the Deceased's interest will be transferred to an existing Principal Owner of Developer, the transfer is permitted and requires no approval by Franchisor. If no personal representative is designated or appointed or no probate proceedings are instituted with respect to the estate of the Deceased, then the distributee of such interest must be approved by Franchisor. If the distributee is not approved by Franchisor, then the distributee must transfer such interest to a third party approved by Franchisor within six (6) months after the death of the Deceased.

     (2) Upon the permanent disability of Developer (if Developer is an individual) or, if Developer is a corporation or partnership, upon the permanent disability of Principal Owner, Franchisor may, in its sole discretion, require such interest to be transferred to a third party approved by Franchisor within six (6) months after notice to Developer. If Developer is a corporation or other entity and the Deceased's interest will be transferred to an existing Principal Owner of Developer, the transfer is permitted and requires no approval by Franchisor. "Permanent disability" means any physical, emotional, or mental injury, illness, or incapacity which would prevent a person from performing the obligations set forth in the Agreements for at least 90 consecutive days and from which condition recovery within ninety days from the date of determination of disability is unlikely. Permanent disability will be determined upon examination of the person by a licensed practicing physician selected by Franchisor; or if the person refuses to submit to an examination, then such person will be automatically deemed permanently disabled as of the date of such refusal. The cost of any examination required by the Agreements will be paid by Franchisor.

     (3) Upon the death or claim of permanent disability of any person described in Sections 9.F(1) and (2), Developer must promptly notify Franchisor of such death or claim of permanent disability. Any transfer upon death or permanent disability shall be subject to the same terms and conditions as described in Section 9.C for any INTER VIVOS transfer. If an interest is not transferred upon death or permanent disability as required in this Section 9.F, and in accordance with the terms and conditions of Section 9, such failure shall constitute a material event of default under Section 10.B(8).

     G.   NON-WAIVER OF CLAIMS

     Franchisor's consent to a transfer of this Agreement, or any Franchise Agreement entered into pursuant to this Agreement, or any interest in Developer subject to the conditions of this Section shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of Franchisor's right to demand exact compliance with any of the terms of this Agreement by the transferee.

     H.   OFFERINGS BY DEVELOPER

     If securities or partnership interests in Developer are offered to the public by Developer after the date hereof, Franchisor shall require Developer's offering materials to contain a written statement prescribed by Franchisor stating that Franchisor has not approved or reviewed the offering materials. Developer shall give Franchisor written notice at least thirty
(30) days prior to the date of commencement of any offering or other transaction covered by this Section 9.H.

10.  TERMINATION OF AGREEMENT

     A.   BY DEVELOPER

     If Developer is in substantial compliance with this Agreement and Franchisor materially breaches this Agreement, Developer may terminate this Agreement effective (10) days after written notice of termination if Developer gives written notice of such breach to Franchisor and Franchisor does not: (a) correct such breach within thirty (30) days after delivery of such notice; or (b) if such breach cannot reasonably be cured within thirty
(30) days after deliver of such notice, undertake within ten (10) days after delivery of such notice, and continue until completion, efforts to cure such breach. Any termination by Developer other than as provided in this Section 10.A shall be deemed a termination by Developer without cause.

     B.   BY FRANCHISOR

     Developer shall be in default and Franchisor may, in its sole discretion, immediately terminate this Agreement and all rights granted hereunder, without affording Developer any opportunity to cure the default (except as specifically noted below or otherwise required by law) effective upon notice to Developer, upon the occurrence of any of the following events, each of which shall be deemed to be a material event of default:

          (1) If Developer shall become insolvent or shall have made a general assignment for the benefit of creditors; or a petition under any section or chapter of federal bankruptcy laws or under any similar law or statute of the United States or any state thereof shall have been filed by Developer or such a petition shall have been filed against and not opposed by Developer; or Developer admits in writing its inability to pay its debts when due; or Developer shall have been adjudicated bankrupt or insolvent in proceedings filed against Developer under any section or chapter of federal bankruptcy law or any similar law or statute of the United States or any state thereof; or a bill in equity or other proceeding for the appointment of a receiver of Developer or other custodian for Developer's business or assets shall have been filed and not opposed by Developer; or a receiver or other custodian (permanent or temporary) of Developer's assets or property, or any part thereof, shall have been appointed by any court of competent jurisdiction; or proceedings for a composition with creditors under any state or federal law shall have been instituted by or against Developer;
     or a final judgment against Developer shall have remained unsatisfied or of record for thirty (30) days or longer (unless supersedeas bond shall have been filed); or if Developer is dissolved; or execution shall have been levied against Developer, Developer's Store or property; or suit to foreclose any lien or mortgage against the premises or equipment shall have been instituted against the premises or equipment of any business operated hereunder and not dismissed within thirty (30) days; or the real or personal property of any business operated hereunder shall be sold after levy thereupon by any sheriff, marshall or constable;

          (2) If Developer fails to acquire a site for a Store within forty-five (45) days following the date of this Agreement; provided, however, under such circumstances, Franchisor shall, subject to Developer's compliance with the post-termination obligations under Section 11, refund the initial franchise fee actually paid by Developer pursuant to Section 4, without interest, less Five Hundred Dollars ($500.00) of such franchise fee plus any expenses incurred by Franchisor in the process of attempting to open the new franchise. Such payment shall be made within thirty (30) days after the effective date of the termination. Franchisor shall not be obligated to return any fees paid by Developer in the event this Agreement is terminated by Franchisor pursuant to any other term of this Agreement or by Developer for any reason other than the reasons expressly set forth above;

          (3) If Developer fails to satisfy the development obligations set forth in Section 2.D hereof with respect to any Development Area; upon such event of default Franchisor shall be free to (directly or through its Affiliates) operate or grant franchises for the operation of Stores anywhere within such Development Area except within a two (2) mile radius around any existing Stores operated by Developer or an Authorized Entity pursuant to Franchise Agreements executed pursuant to this Agreement;

          (4) If Developer or an Authorized Entity operates any Store or sells any products or services authorized by Franchisor for sale at a Store at a location which has not been approved by Franchisor;

          (5) Developer knowingly shall have made a false representation to Franchisor in any of the reports or statements which Developer may be required to furnish to Franchisor pursuant to this Agreement or pursuant to the Manuals;

          (6) Developer or any Principal Owner shall have been convicted of or shall have entered a plea of NOLO CONTENDERE to a felony, a crime involving moral turpitude, or any other crime or offense that Franchisor shall believe reasonably likely to have an adverse effect on the System, the Proprietary Marks, the goodwill associated therewith or Franchisor's interest therein;

          (7) Developer breaches or is in default under any of the representations, warranties and covenants contained in Section 13;

          (8) Developer (or any Principal Owner of Developer, if Developer is a corporation or partnership) or an Authorized Entity makes a transfer or attempts to transfer of any rights or obligations under this Agreement, any ownership interest in Developer, any Stores (or interests therein), or any Franchise Agreement (or interest therein) to any third party without Franchisor's prior written consent, or without offering Franchisor a right of first refusal with respect to such transfer, contrary to the terms of
     Section 9 of this Agreement;

          (9) Developer fails to comply with the covenants in Section 5 or 6 hereof;

          (10) An approved transfer upon death or permanent disability is not effected within the time period prescribed by Section 9.F hereof;

          (11) Developer misuses or makes any unauthorized use of the Proprietary Marks or otherwise materially impairs the goodwill associated therewith or with the System, or Franchisor's rights therein and does not cure such default within twenty-four (24) hours following notice thereof from Franchisor;

          (12) Developer fails, refuses, or neglects to promptly pay any monetary obligation owing to Franchisor or its subsidiaries or affiliates when due, or to submit the financial or other information required by Franchisor under this Agreement, and does not cure such default within ten
     (10) days following notice thereof from Franchisor;

          (13) Franchisor has delivered a notice of termination of a Franchise Agreement executed pursuant to this Agreement in accordance with its terms and conditions; or

          (14) Developer fails on three (3) or more separate occasions within any period of twenty four (24) consecutive months to comply with any of the requirements imposed by this Agreement whether or not cured after notice by Franchisor.

11.  OBLIGATIONS UPON TERMINATION AND EXPIRATION

     Upon termination or expiration of this Agreement, all rights granted hereunder to Developer shall forthwith terminate, and each of the following provisions apply:

     A. Developer shall immediately and permanently cease to use in any manner whatsoever any equipment, methods, procedures and techniques associated with the System, the name C.D. Warehouse and all Proprietary Marks and distinctive trade dress and devices associated with the System, and Developer shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former developer of Franchisor. Developer shall take such action as may be necessary to cancel any assumed name or equivalent registration which contains the mark C.D. Warehouse or any other trademark or service mark of Franchisor, and Developer shall furnish Franchisor with evidence satisfactory to Franchisor of compliance with this obligation within five (5) days after termination or expiration of this Agreement. Notwithstanding the foregoing, Developer shall continue to have the right to use the Proprietary Marks pursuant to any Franchise Agreements it has entered into pursuant to this Agreement.

     B. Developer shall pay all sums owing to Franchisor and its subsidiaries and affiliates within fifteen (15) days after the effective date of termination or expiration of this Agreement, or such later date that the amounts due to Franchisor are determined. Such sums shall include all damages, costs and expenses, including reasonable attorneys' fees, incurred by Franchisor as a result of the termination or expiration of this Agreement (including damages, expenses and attorneys' fees incurred in obtaining injunctive or other relief for the enforcement of any provision of this
Section 11).

     C. Developer shall continue to comply with the restrictions on the use of Confidential Information contained in Section 5 and shall (1) immediately cease to use any Confidential Information of Franchisor disclosed to or otherwise learned or acquired by Developer in any business or otherwise; and
(2) immediately deliver to Franchisor all manuals, including the Manuals, records, files, instructions, correspondence, and any and all other materials relating to the System and the operation of the business developed hereunder in Developer's possession, and all copies thereof (all of which are acknowledged to be Franchisor's property), and Developer shall retain no copy or record of any of the foregoing, except Developer's copy of this Agreement, any Franchise Agreements executed pursuant to this Agreement, and any correspondence between the parties, and any other documents which Developer reasonably needs for compliance with any provision of law. Notwithstanding the foregoing, Developer shall continue to have the right to use the Confidential Information and the Manuals and other aforementioned documents in connection with any Franchise Agreement it has entered into pursuant to this Agreement.

     D. Developer and each of the Principal Owners agree, in the event any such party continues to operate or subsequently begins to operate any other business, not to use any reproduction, counterfeit, copy, or colorable imitation of the Proprietary Marks, either in connection with such other business or the promotion thereof, which is likely to cause confusion, mistake, or deception, or which is likely to dilute Franchisor's rights in and to the Proprietary Marks, and further agree not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with Franchisor constituting unfair competition.

     E. Upon termination of this Agreement by Franchisor in accordance with its terms and conditions or by Developer without good cause, or upon expiration of this Agreement, Developer and the Principal Owners shall comply with the restrictions and the covenants contained in Section 6 of this Agreement.

     F. All obligations of Franchisor and Developer under this Agreement which expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement and until they are satisfied in full or by their nature expire.

12.  INDEPENDENT CONTRACTOR AND INDEMNIFICATION.

     A. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that Developer shall be an independent contractor, and that nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, affiliate, joint venture, partner, employee, employer, joint employer or servant of the other for any purpose whatsoever.

     B. During the term of this Agreement, Developer shall hold itself out to the public as an independent contractor operating the business pursuant to a franchise from Franchisor. Developer agrees to take such action as shall be necessary to that end, including, without limitation, exhibiting a notice of that fact in a conspicuous place in any franchised premises, the content and form of which Franchisor reserves the right to specify in the Manuals or otherwise in writing.

     C. Developer and the Principal Owners understand and agree that nothing in this Agreement authorizes Developer or the Principal Owners to make any contract, agreement, warranty, or representation on Franchisor's behalf, or to incur any debt or other obligation in Franchisor's name, and that Franchisor shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action, nor shall Franchisor be deemed liable by reason of any act or omission of Developer or Principal Owners in the conduct of business at any Store or for any claim or judgment arising therefrom.

     D. (1) Developer and each of the Principal Owners shall, at all times, indemnify and hold harmless to the fullest extent permitted by law Franchisor, its subsidiaries, affiliates, successors, and assigns and their respective directors, officers, shareholders, partners, servants, employees, agents, and representatives from all "losses and expenses" (as defined in Section

12.D(2)) incurred in connection with any action, suit, proceeding, claim, demand, investigation or inquiry (formal or informal), or any settlement thereof (whether or not a formal proceeding or action has been instituted) which arises out of or is based upon any of the following:

          (a) The infringement, alleged infringement, or any other violation or alleged violation by Developer or any of Principal Owners of any patent, mark or copyright or other proprietary right owned or controlled by third parties (except as such may occur with respect to any rights in the Proprietary Marks or copyrights granted hereunder);

          (b) The violation, breach or asserted violation or breach by Developer or any of Principal Owners of any contract, federal, state or local law regulation, ruling, standard or, directive or any industry standard;

          (c) Libel, slander or any other form of defamation of Franchisor or the System, by Developer or by any of Principal Owners;

          (d) The violation or breach by Developer or by any of Principal Owners of any warranty, representation, agreement or obligation in this Agreement or other agreement between Developer and Franchisor or its subsidiaries or affiliates; and

          (e) Acts, errors or omissions of Developer or any of Principal Owners, or any of Developer's subsidiaries or affiliates or the officers, directors, shareholders, partners, agents, servants, employees, or representatives of Developer, its subsidiaries or affiliates in connection with the performance of the operation of the Store.

     (2) All losses and expenses incurred under this Section 12.D shall be chargeable to and paid by Developer or any of the Principal Owners pursuant to their obligations of indemnity under this Section 12.D, regardless of any actions, activity or defense undertaken by Franchisor or the subsequent success or failure of such actions, activity or defense. As used in this Section 12.D, the phrase "losses and expenses" shall include, without limitation, all losses, compensatory, exemplary or punitive damages, fines, charges, costs, expenses, lost profits, attorney's fees, court costs, settlement amounts, judgment, compensation for damages to Franchisor's reputation and goodwill, costs of or resulting from delays, financing, costs of advertising material and media time/space, and costs of changing, substituting or replacing the same, and any and all expenses of recall, refunds, compensation, public notices and other such amounts incurred in connection with the matters described.

     (3) Developer agrees to give Franchisor notice of any such action, suit, proceeding, claim, demand, inquiry or investigation. At the expense and risk of Developer, Franchisor may elect to assume (but under no circumstance is obligated to undertake), the defense and/or settlement of any such action, suit, proceeding, claim, demand, inquiry or investigation. Such an undertaking by Franchisor shall, in no manner or form, diminish the obligation of Developer and the Principal Owners to indemnify Franchisor and to hold it harmless.

     (4) In order to protect persons or property, or its reputation or goodwill, or the reputation or goodwill of others, Franchisor may, at any time and without notice, as it, in its judgment deems appropriate, consent or agree to settlements or take such other remedial or corrective action as it deems expedient with respect to the action, suit, proceeding, claim, demand, inquiry or investigation if, in Franchisor's sole judgment, there are reasonable grounds to believe that:

          (a) any of the acts or circumstances enumerated in Section 12.D(1) above have occurred; or

          (b) any act, error, or omission of Developer or any Principal Owner may result directly or indirectly in damage, injury or harm to any person or any property.

     (5) The persons indemnified pursuant to Section 12.D do not assume any liability whatsoever for acts, errors, or omissions of those with whom Developer, any Principal or Developer's subsidiaries and affiliates may contract, regardless of the purpose. Developer and each of the Owners shall hold harmless and indemnify the persons indemnified pursuant to this Section 12.D for all losses and expenses which may arise out of any acts, errors or omissions of Developer, any Principal Owner, any of Developer's subsidiaries or affiliates or the officers, directors, shareholders, partners, agents, servants, employees or representatives of Developer, its subsidiaries or affiliates and any such third parties without limit and without regard to the cause or causes thereof or the negligence of Franchisor or any other party or parties arising in connection therewith, and whether such negligence be sole, joint or concurrent, active or passive.

     (6) Under no circumstances shall the persons indemnified pursuant to this Section 12.D be required or obligated to seek recovery from third parties or otherwise mitigate their losses in order to maintain a claim against Developer or any Principal Owner. Developer and each Principal Owner agree that the failure to pursue such recovery or mitigate loss will in no way reduce the amounts recoverable from Developer or any Principal Owner by the persons indemnified pursuant to this Section 12.D.

13.  REPRESENTATIONS AND WARRANTIES OF CORPORATE OR PARTNERSHIP DEVELOPERS

     A. In the event Developer is a corporation or a partnership, Developer represents, warrants, and covenants that:

          (1) Developer is duly organized and validly existing under the state law of its formation;

          (2) Developer is duly qualified and is authorized to do business in each jurisdiction in which its business activities or the nature of the properties owned by it require such qualification;

          (3) The execution of this Agreement and the transactions contemplated hereby are within Developer's corporate power if Developer is a corporation, or if Developer is a partnership, are authorized under Developer's written partnership agreement; and

          (4) The ownership interests in Developer are accurately and completely described in Exhibit C.

     B. If Developer is a corporation, copies of Developer's articles of incorporation, bylaws, other governing documents, any amendments to the foregoing, and resolutions of the Board of Directors authorizing entry into and performance of this Agreement shall be furnished to Franchisor prior to the execution of this Agreement; or, if Developer is a partnership, copies of the written partnership agreement, other governing documents, and any amendments to the foregoing, shall be furnished upon request to Franchisor prior to the execution of this Agreement, including evidence of consent or approval of the entry into and performance of this Agreement by the requisite number or percentage of partners, if such approval or consent is required by Developer's written partnership agreement.

     C. If Developer is a corporation, Developer shall maintain at all times a current list of all owners of record and all beneficial owners of any class of voting securities in Developer or, if Developer is a partnership, all current owners of an interest in the partnership. In the event there is a change in the information contained in Exhibit C, Developer agrees to provide such information to Franchisor within five (5) days subsequent to any such change and to execute any documents deemed necessary by Franchisor to amend Exhibit C in order to reflect such changes.

     D. If Developer is a corporation, Developer shall maintain stop-transfer instructions against the transfer on its records of any of its equity securities and each stock certificate of the corporation shall have conspicuously endorsed upon it a statement in a form satisfactory to Franchisor that it is held subject to and that the further assignment or transfer thereof is subject to all restrictions imposed upon assignments by this Agreement; provided, however, that the requirements of this Section 13.D shall not apply to the transfer of equity securities of a publicly-held corporation. If Developer is a partnership, its written partnership agreement shall provide that ownership of an interest in the partnership is held subject to and that further assignment or transfer is subject to all restrictions imposed upon assignments by this Agreement.

     E. Developer acknowledges and agrees that the representations, warranties, and covenants set forth above in this Sections 13 are continuing obligations of Developer and that any failure to comply with such representations, warranties, and covenants shall constitute a material event of default under Section 10.B.

     F. The Principal Owners and such other holders of equity interests in Developer, as determined by Franchisor, shall personally, jointly and severally, guarantee Developer's performance under this Agreement by executing the Guaranty attached hereto, and shall bind themselves to the terms of this Agreement. Franchisor may, in its sole discretion, exempt certain individuals and/or classes of individuals from providing such a guarantee.

14.  ENTIRE AGREEMENT, MODIFICATION

     This Agreement, the documents referred to herein and the Exhibits hereto, set forth all of the promises, covenants, agreements and conditions between the parties hereto and supersedes all prior and contemporaneous agreements and understandings, express or implied, oral or written. Except as otherwise provided herein, this Agreement may be amended, modified or canceled and any of the terms, covenants or conditions hereof may be waived only in writing and signed by both Franchisor and Developer.

15.  WAIVER OF OBLIGATIONS

     A. Franchisor and Developer may by written instrument unilaterally waive or reduce any obligation or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of the waiver. Whenever this Agreement requires the prior approval or consent of Franchisor, Developer shall make a timely written request to Franchisor therefor, and such approval or consent granted shall be in writing. Franchisor makes no warranties or guarantees upon which Developer may rely and assumes no liability or obligation to Developer or any third party to which it would not otherwise be subject, by providing any waiver, approval, advice, consent, or suggestion to Developer in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

     B. Franchisor shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein, or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term), by virtue of any (i) custom or practice of the parties at variance with the terms hereof;
(ii) any failure, refusal, or neglect of Franchisor to exercise any right under this Agreement or to insist upon exact compliance by Developer with its obligations hereunder, including, without limitation, any mandatory specification, standard or operating procedure; (iii) any waiver, forbearance, delay, failure, or omission by Franchisor to exercise any right, power, or option, whether of the same, similar or different in nature, with respect to any Store under any other development or franchise agreement therefor; (iv) any grant of a Franchise Agreement to Developer or an Authorized Entity; or (v) the acceptance by Franchisor of any payment from Developer after any breach of this Agreement.

16.  FORCE MAJEURE

     A. As used in this Agreement, the term "Force Majeure" shall mean any act of God, strike, lock-out or other industrial disturbance, war (declared or undeclared), riot, epidemic, fire or other catastrophe, act of any government and any other similar cause not within the control of the party affected thereby.

     B. If the performance of any obligation by any party under this Agreement is prevented, hindered or delayed by reason of Force Majeure, which cannot be overcome by use of normal commercial measures, the parties shall be relieved of their respective obligations to the extent the parties are respectively necessarily prevented, hindered or delayed in such performance during the period of such Force Majeure; provided, however, that a party shall not be released of its obligation to pay amounts then owing hereunder. The party whose performance is affected by an event of Force Majeure shall give prompt notice of such Force Majeure event to the other party by telephone or telegram (in each case to be confirmed in writing), setting forth the nature thereof and an estimate as to its duration, and shall be liable for failure to give such timely notice only to the extent of damage actually caused.

17.  RIGHTS AND REMEDIES ARE CUMULATIVE

     All rights and remedies of the parties hereto shall be cumulative and not alternative, in addition to and not exclusive of any other rights or remedies which are provided for herein or which may be available at law or in equity in case of any actual or threatened breach, failure or default of any term, provision or condition of this Agreement or any other agreement between Developer and Franchisor or its subsidiaries and affiliates. The rights and remedies of the parties hereto shall be continuing and may be exercised at any time or from time to time. The expiration, earlier termination, or exercise of Franchisor's rights pursuant to Section 10 of this Agreement shall not discharge or release Developer or any Principal Owner from any liability or obligation then accrued, or any liability or obligation continuing beyond, or arising out of, the expiration, the earlier termination, or the exercise of such rights under this Agreement.

18.  INJUNCTIVE RELIEF

     Nothing in this Agreement shall bar Franchisor's right to seek specific performance of the provisions of this Agreement and injunctive relief against threatened conduct that will cause it loss or damages under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions. Developer agrees that Franchisor may seek such injunctive relief in addition to such further or other relief as may be available at equity or law. Developer agrees that Franchisor will not be required to post a bond to obtain any injunctive relief and that Developer's only remedy if an injunction is entered against Developer will be the dissolution of that injunction, if warranted, upon due hearing (all claims for damages by reason of the wrongful issuance of such injunction being expressly waived hereby).

19.  ARBITRATION

     A. Except as provided in this agreement, Franchisor and Developer agree that any claim, controversy or dispute arising under, or in connection with, this Agreement including, without limitation, those occurring subsequent to the termination or expiration of this Agreement, which cannot be amicably settled shall, except for those claims, controversies and disputes which as a matter of law or public policy cannot be submitted to arbitration, be referred to arbitration in accordance with the rules of the American Arbitration Association, as amended. If such rules are in any way contrary to or in conflict with this Agreement, the terms of this Agreement shall control. Only claims, controversies or disputes involving Developer and no claims for or on behalf of any other developer or franchisee may be brought by Developer hereunder. The law of the state of Texas (except for Texas choice of law and conflict of law rules) shall govern the construction and interpretation of this Agreement in arbitration.

     B. Franchisor and Developer shall each select one independent arbitrator. If the party upon whom the demand for arbitration is served fails to select an arbitrator within fifteen (15) days after the receipt of the demand for arbitration, then the arbitrator so designated by the party requesting arbitration shall act as the sole arbitrator to resolve the controversy at hand. The two arbitrators designated by the parties shall select a third arbitrator. If the two arbitrators designated by the parties fail to select a third arbitrator within fifteen (15) days, the third arbitrator shall be selected by the American Arbitration Association or any successor thereto, upon application by either party. Arbitration shall take place at Franchisor's principal place of business. The award of the arbitrators shall be final and judgment upon the award rendered in arbitration may be entered in any court having jurisdiction thereof. The costs and expenses of arbitration, including compensation and expenses of the arbitrators, shall be borne by the parties as the arbitrators determine.

     C. In proceeding with arbitration and in making determinations hereunder, the arbitrators shall not extend, modify or suspend any terms of this Agreement or the reasonable standards of business performance and operation established by Franchisor in good faith. Notice of or request to or demand for arbitration shall not stay, postpone or rescind the effectiveness of any termination of this Agreement.

20.  PAYMENT OF AMOUNTS OWED TO FRANCHISOR, COSTS AND ATTORNEYS FEES

     Developer shall, during the term of this Agreement and thereafter, promptly pay all sums owing to Franchisor and its subsidiaries and affiliates. If a claim for amounts owed by Developer to Franchisor is asserted in any judicial proceeding, or Franchisor or Developer is required to enforce this Agreement in a judicial or arbitration proceeding, the party prevailing in such proceeding shall be entitled to reimbursement of its costs and expenses, including, but not limited to, reasonable accountants', attorneys', attorneys assistants', arbitrators' and expert witness fees, cost of investigation and proof of facts, and court costs, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. If Franchisor is required to engage legal counsel in connection with any failure by Developer to pay when due all monies owed hereunder or submit when due any reports, information or supporting records, in connection with any failure to otherwise comply with this Agreement, Developer shall reimburse Franchisor for any of the above-listed costs and expenses incurred by it.

21.  GOVERNING LAW AND CONSENT TO JURISDICTION

     Except to the extent governed by federal law, this Agreement, the franchise rights granted herein and the relationship of the parties hereto shall be governed by the internal laws of the state of Texas (without reference to its choice of law and conflict of law rules). All claims which, as a matter of law or public policy cannot be submitted to arbitration in accordance with Section 19 shall be brought within the State of Texas in the judicial district in which Franchisor has its principal place of business; provided, however, with respect to any action which includes injunctive relief, Franchisor may bring such action in any court in any state which has jurisdiction. Franchisee irrevocably submits to the jurisdiction of such courts and waives any objection he may have to either the jurisdiction or venue of such court.

22.  NOTICES AND PAYMENTS

     A. Any and all written notices and reports required or permitted to be delivered under this Agreement shall be in writing and shall be personally delivered or mailed by expedited delivery service or certified or registered mail, return receipt requested, first-class postage prepaid, or sent by prepaid telex, or facsimile (provided that the sender confirms the telex or facsimile by sending an original confirmation copy thereof by certified or registered mail or expedited delivery service within three (3) business days after transmission thereof) to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

          If to Franchisor:

          Compact Discs International, Ltd.
          1710 Firman Drive, Suite 300
          Richardson, Texas  75081
          (214) 437-3559

          If to Developer:

          ---------------------------------
          ---------------------------------
          ---------------------------------
          ---------------------------------

     B. Any notice or report given hereunder by certified or registered mail shall be deemed to have been delivered five (5) business days after the date of mailing, and any notice given hereunder by telex or facsimile shall be deemed to have been given upon receipt thereof, provided that the telex or facsimile is confirmed as provided in this Section. Business days for the purpose of this Section exclude Saturday, Sunday, and the following national holidays: New Year's Day,

Martin Luther King Day, Washington's Birthday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving, and Christmas.

     C. All payments required by this Agreement shall be directed to Franchisor at the above address or such other place as Franchisor may direct from time to time. Any required payment not actually received by Franchisor during regular business hours on the date due (or postmarked at least two (2) days prior thereto) shall be deemed delinquent.

23.  SEVERABILITY AND CONSTRUCTION

     A. Except as expressly provided to the contrary herein, each portion, section, part, term, and provision of this Agreement shall be considered severable and if, for any reason, any portion, section, part, term, or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms, or provisions of this Agreement as may remain otherwise enforceable, and the latter shall continue to be given full force and effect and bind the parties hereto and said invalid portions, sections, parts, terms, or provisions shall be deemed not to be part of this Agreement.

     B. Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Developer, Franchisor, Franchisor's officers, directors, and employees, and such of Developer's and Franchisor's respective successors and assigns as may be contemplated (and, as to Developer, permitted) by Section 9 hereof, any rights or remedies under or by reason of this Agreement.

     C. All captions in this Agreement are intended solely for the convenience of the parties, and shall not affect the meaning or construction of any provision hereof.

     D. All references herein to the masculine, neuter, or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable and, without limiting the obligations individually undertaken by the Principal Owners hereunder, all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by Developer shall be deemed jointly and severally undertaken by all Principal Owners.

     E. This Agreement may be executed in counterparts, and each copy so executed shall be deemed an original.

24.  ACKNOWLEDGMENTS

     Developer and the Principal Owners hereby represent, warrant, covenant and acknowledge to Franchisor that:

     A. Developer has read this Agreement and Franchisor's Uniform Franchise Offering Circular, including the copy of the current form of Franchise Agreement contained therein, and that he understands and accepts the terms, conditions, and covenants contained in this Agreement as being reasonably necessary to maintain Franchisor's standards for the System and the uniformity of those standards at all Stores in order to protect and preserve the goodwill of the Proprietary Marks;

     B. Neither Developer nor any Principal Owner had any part in the creation or development of the System or the Proprietary Marks provided by Franchisor;

     C. Franchisor has made no representations or promises to or with Developer or a Principal Owner which are not contained in this Agreement;

     D. Developer has conducted an independent investigation of the business venture contemplated by this Agreement and understands that the nature of the business conducted by Stores may evolve and change over time, that this business venture involves substantial financial risks and that the success of this venture largely depends upon the abilities and efforts of Developer;

     E. DEVELOPER HAS NOT RELIED UPON, NOR HAS FRANCHISOR MADE, ANY REPRESENTATIONS, WARRANTIES OR GUARANTEES, EXPRESSED OR IMPLIED, AS TO THE ACTUAL OR POTENTIAL VOLUME, PROFITS OR EARNINGS OF THE BUSINESS VENTURE CONTEMPLATED HEREIN;

     F. Developer has the full right and authority to enter into this Agreement without joinder of any other person;

     G. All information and materials provided to Franchisor by Developer and the Principal Owners, individually or collectively, are true and correct and complete to the best of their knowledge, information and belief;

     H. Developer has received, read and understood this Agreement, the Exhibits hereto, and all agreements relating hereto, if any, and Franchisor has accorded Developer ample time and opportunity to consult with advisors of Developer's own choosing about the potential benefits and risks of entering into this Agreement; and

     I. Franchisor's obligations and Developer's rights pursuant to this Agreement are expressly conditioned upon the continued truth of the representations and warranties set forth above at the time of execution hereof and throughout the term hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the ___ day of ___________, 1996.

                                        COMPACT DISCS INTERNATIONAL, LTD.
                                        By Markshare, L.C.,
                                             Its General Partner




                                        By: -----------------------------------
                                            Mark E. Kane
                                            President, Markshare, L.C.

                                        DEVELOPER



                                        By: -----------------------------------
                                        Name:----------------------------------
                                        Title: --------------------------------

                                 GUARANTY

Each of the undersigned acknowledges and agrees as follows:

     1.   Each has read the terms and conditions of this Agreement;

     2.   Each are included in the term " Principal Owners" as described in
Section 1 of this Agreement;

     3. Each individually, jointly and severally makes all the covenants, representations and agreements of Principal Owners set forth in this Agreement and is obligated to perform thereunder;

     4. Each individually, jointly and severally, unconditionally and irrevocably guarantees to Franchisor and its successors and assigns that all of Developer's obligations under this Agreement will be punctually paid and performed during the term of this Agreement and thereafter, as applicable. Upon default by Developer or notice from Franchisor, the Principal Owners will immediately make each payment and perform each obligation required of Developer under this Agreement. Without affecting the obligations of any of the Principal Owners under this guaranty Franchisor may, without notice to the Principal Owners, waive, renew, extend, modify amend or release any indebtedness or obligation of Developer or any Principal Owner, or settle, adjust or compromise any claims against Developer or any Principal Owner.
The Principal Owners waive all demands and notices of every kind with respect to enforcement of this guaranty including, without limitation, notice of presentment, demand for payment or performance by Developer, any default by Developer or any guarantor, and any release of any guarantor or other security for this Agreement or the obligations of Developer. Franchisor may pursue its rights against any of the Principal Owners without first exhausting its remedies against Developer and without joining any other guarantor hereto and no delay on the part of Franchisor in the exercise of any right or remedy shall operate as a waiver of such right or remedy, and no single or partial exercise of such right or remedy shall preclude the further exercise of such right or remedy. Upon receipt by Franchisor of notice of the death of one the Principal Owners, the estate of the deceased shall be bound by the foregoing guaranty, but only for defaults and obligations under this Agreement existing at the time of death; the obligations of the other of the Principal Owners shall continue in full force and effect.

                                             PRINCIPAL OWNERS


                                             ------------------------------
                                             Name:
                                                  -------------------------

                                             ------------------------------
                                             Name:
                                                  -------------------------